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                     (on KPMG Peat Marwick LLP letterhead)

                                                                      EXHIBIT 23

              Consent of Independent Certified Public Accountants

The Board of Directors
Independent Bank Corporation:

We consent to incorporation by reference in registration statements (No. 33-80088) on Form S-3 and (No. 33-62086 and 33-62090) on Forms S-8
of Independent Bank Corporation of our report dated February 1, 1996, relating to the consolidated statements of financial condition of Independent Bank Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report is incorporated by reference in the December 31, 1995, annual report on Form 10-K of Independent Bank Corporation.

/s/ KPMG Peat Marwick LLP
Lansing, Michigan

March 22, 1996